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Exhibit 15

LETTER RE UNAUDITED INTERIM FINANCIAL INFORMATION

February 14, 2001

UnitedHealth Group Incorporated:

We are aware that UnitedHealth Group Incorporated has incorporated by reference in this Registration Statement on Form S-8 its Form 10-Q for the quarters ended September 30, 2000, which includes our report dated October 27, 2000, June 30, 2000, which includes our report dated August 3, 2000, and March 31, 2000, which includes our report dated May 4, 2000, covering the unaudited interim condensed consolidated financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of the Registration Statement prepared or certified by our Firm or a report prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Securities Act of 1933.

Very truly yours,

ARTHUR ANDERSEN LLP

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LETTER RE UNAUDITED INTERIM FINANCIAL INFORMATION